Exhibit 99.1
International Flavors & Fragrances Inc.

NEWS RELEASE

 IFF ELECTS KEVIN BERRYMAN CHIEF FINANCIAL OFFICER

New York, NY – April 16, 2009 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances, today announced that it has elected Kevin Berryman, 50, Executive Vice President and Chief Financial Officer effective May 15, 2009.  He will report directly to Chairman and Chief Executive Officer Robert M. Amen.  Mr. Berryman was most recently Chief Financial Officer, Americas for Nestlé Professional.

“We are very pleased to have Kevin join our IFF management team,” said Mr. Amen.  “He brings a wealth of experience in managing a global finance organization.  His expertise in strategy development, business decision support and people development will help to accelerate IFF’s growth and build a stronger company.”

Mr. Berryman has enjoyed a successful career in the Nestlé organization, which included serving as the company’s Senior Vice President, Group Control in Switzerland.

A native of California, Mr. Berryman holds an MBA from UCLA and a B.A., Economics from Occidental College.

About International Flavors & Fragrances Inc.
IFF is a leading creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.